Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-204908

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Trigger Performance Securities linked to the Bloomberg Commodity Index 3 Month ForwardSM due January 30, 2026	$3,087,000.00	$310.86
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT Dated January 27, 2016 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-204908 (To Prospectus dated June 12, 2015 and Product Supplement dated June 15, 2015)

UBS AG $3,087,000 Trigger Performance Securities

Linked to the Bloomberg Commodity Index 3 Month ForwardSM due January 30, 2026

Investment Description

UBS AG Trigger Performance Securities (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) linked to the performance of the Bloomberg Commodity Index 3 Month ForwardSM (the “underlying index”). At maturity, UBS will pay an amount in cash that is based on the direction and percentage change in the level of the underlying index from the trade date to the final valuation date (the “underlying return”). If the underlying return is positive, UBS will repay your principal amount at maturity plus pay a return equal to the underlying return multiplied by the participation rate. If the underlying return is zero or negative and the closing level of the underlying index on the final valuation date (the “final level”) is equal to or greater than the trigger level, UBS will repay the full principal amount at maturity. However, if the final level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss on your investment that is proportionate to the underlying return, and in extreme situations, you could lose all of your initial investment. The Securities may be terminated early pursuant to a change in law event, as determined by the calculation agent and described on page 16, which could result in the loss of some or all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your initial investment. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Features

❑	Participation in Positive Underlying Returns: If the underlying return is positive, UBS will repay your principal amount at maturity plus pay a return equal to the underlying return multiplied by the participation rate. If the underlying return is negative, investors may be exposed to the underlying return at maturity.
❑	Contingent Repayment of Principal at Maturity: If the underlying return is zero or negative and the final level is equal to or greater than the trigger level, UBS will repay your principal amount at maturity. However, if the final level is less than the trigger level, UBS will repay less than the full principal amount at maturity, if anything, resulting in a loss to investors that is proportionate to the underlying return. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date*	January 27, 2016
Settlement Date*	January 29, 2016
Final Valuation Date**	January 26, 2026
Maturity Date**	January 30, 2026
*	We expect to deliver each offering of the Securities against payment on or about the second business day following the trade date. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise.
**	Subject to postponement in the event of a market disruption event, as described in the Optimization & Performance Strategies product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full principal amount of the Securities at maturity, and the Securities may have the same downside market risk as the underlying index. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 3 and under “Risk Factors” beginning on page PS-25 of the Optimization & Performance Strategies product supplement before purchasing any Securities. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on your Securities. You may lose some or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

These terms relate to Trigger Performance Securities linked to the Bloomberg Commodity Index 3 Month ForwardSM. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10 per Security, and integral multiples of $10 in excess thereof.

Underlying Index	Index Bloomberg Symbol	Participation Rate	Initial Level	Trigger Level	CUSIP	ISIN
Bloomberg Commodity Index 3 Month ForwardSM.	BCOMF3	180%	174.4700	122.1290, which is 70% of the Initial Level	90275L359	US90275L3592

The estimated initial value of the Securities as of the trade date is $9.30 for Securities linked to the performance of the Bloomberg Commodity Index 3 Month ForwardSM. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS' internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see "Key Risks - Fair value considerations" and "Key Risks - Limited or no secondary market and secondary market price considerations" on pages 3 and 4 of this pricing supplement.

See “Additional Information about UBS and the Securities” on page ii. The Securities will have the terms specified in the Optimization & Performance Strategies product supplement relating to the Securities, dated June 15, 2015, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, the Optimization & Performance Strategies product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.50	$9.50
Total	$3,087,000.00	$154,350.00	$2,932,650.00

UBS Financial Services Inc.	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus, the Optimization & Performance Strategies product supplement and the index supplement if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Optimization & Performance Strategies product supplement dated June 15, 2015: http://www.sec.gov/Archives/edgar/data/1114446/000119312515222597/d941466d424b2.htm.
♦	Index supplement dated June 12, 2015: http://www.sec.gov/Archives/edgar/data/1114446/000119312515222032/d941398d424b2.htm
♦	Prospectus dated June 12, 2015: http://www.sec.gov/Archives/edgar/data/1114446/000119312515222010/d935416d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, “Securities” refer to the Trigger Performance Securities that are offered hereby, unless the context otherwise requires. Also, references to the “Optimization & Performance Strategies product supplement” mean the UBS product supplement, dated June 15, 2015, references to the “index supplement” mean the UBS index supplement, dated June 12, 2015 and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated June 12, 2015.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Key Risks" in this pricing supplement and in "Risk Factors" in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

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Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying index or the futures contracts on physical commodities comprising the underlying index (the “constituent commodities”).
♦	You believe the underlying index will appreciate over the term of the Securities.
♦	You are willing to invest in the Securities based on the participation rate indicated on the cover hereof.
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.
♦	You understand and are willing to accept the risk of fluctuations in commodities prices in general, and the risks inherent in a concentrated investment in exchange-traded futures contracts on physical commodities in particular.
♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦	You do not seek current income from this investment.
♦	You understand and are willing to accept the risks associated with the underlying index.
♦	You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
♦	You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of all of your initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying index or the constituent commodities.
♦	You believe that the level of the underlying index will decline during the term of the Securities and is likely to be less than the trigger level on the final valuation date.
♦	You are unwilling to invest in the Securities based on the participation rate indicated on the cover hereof.
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.
♦	You do not understand and/or are not willing to accept the risk of fluctuations in commodities prices in general, and the risks inherent in a concentrated investment in exchange-traded futures contracts on physical commodities in particular.
♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦	You seek current income from this investment.
♦	You do not understand or are not willing to accept the risks associated with the underlying index.
♦	You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should review “Bloomberg Commodity Index 3 Month ForwardSM” in this pricing supplement for more information on the underlying index. You should also review “Key Risks” in this pricing supplement and the more detailed “Risk Factors” beginning on PS-25 of the Optimization & Performance Strategies product supplement for risks related to an investment in the Securities.

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Final Terms

Issuer	UBS AG, London Branch
Calculation Agent	UBS Securities LLC
Principal Amount	$10 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 10 years.
Underlying Index	Bloomberg Commodity Index 3 Month ForwardSM.
Participation Rate	180%.
Payment at Maturity (per Security)	If the underlying return is positive, UBS will pay you an amount in cash equal to: $10 + ($10 × Underlying Return × Participation Rate).
If the underlying return is zero or negative and the final level is equal to or greater than the trigger level, UBS will pay you an amount in cash equal to your principal amount $10

If the final level is less than the trigger level, UBS will pay you an amount in cash that is less than your principal amount, if anything, equal to:

$10 + ($10 × Underlying Return).

In this scenario, you will suffer a loss on your initial investment in an amount that is proportionate to the underlying return.

Underlying Return	The quotient, expressed as a percentage of the following formula: Final Level - Initial Level Initial Level
Initial Level	The closing level of the underlying index on the trade date, as indicated on the cover hereof and as determined by the calculation agent.
Final Level	The closing level of the underlying index on the final valuation date, as determined by the calculation agent.
Trigger Level	A specified level of the underlying index that is less than the initial level, equal to a percentage of the initial level as indicated on the cover hereof, as determined by the calculation agent.

Investment Timeline

Trade date	The initial level is observed. The participation rate and trigger level are determined.
¯
Maturity Date

The final level is observed on the final valuation date and the underlying return is calculated.

If the underlying return is positive, UBS will pay you an amount in cash per Security equal to:

$10 + ($10 × Underlying Return × Participation Rate).

If the underlying return is zero or negative and the final level is equal to or greater than the trigger level, UBS will pay you an amount in cash per Security equal to your principal amount:

$10.

If the underlying return is negative and the final level is less than the trigger level, UBS will pay you an amount in cash per Security that is less than your principal amount, if anything, equal to:

$10 + ($10 × Underlying Return).

In this scenario, you will suffer a loss on your initial investment in an amount that is proportionate to the underlying return.

Investing in the Securities involves significant risks. You may lose some or all of your initial investment. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

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Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the Optimization & Performance Strategies product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Risk of loss — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the full principal amount of the Securities. UBS will only pay you the principal amount of your Securities in cash at maturity if the final level is equal to or greater than the trigger level. If the underlying return is negative and the final level is less than the trigger level, you will lose some or all of your initial investment in an amount proportionate to the underlying return.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of the underlying index is equal to or greater than the trigger level
♦	The participation rate applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the participation rate themselves and the return you realize may be less than the underlying return multiplied by the participation rate, even if such return is positive. You can receive the full benefit of the participation rate only if you hold your Securities to maturity.
♦	No interest payments — UBS will not pay any interest with respect to the Securities.
♦	Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.
♦	Market risk — The return on the Securities, if any, at maturity is directly linked to the performance of the underlying index, and indirectly linked to the value of the constituent commodities, and will depend on whether, and the extent to which, the underlying return is positive or negative. Trading in the constituent commodities is speculative and can be extremely volatile. Market prices of the constituent commodities may fluctuate rapidly based on numerous factors. These factors may affect the level of the underlying index and the market value of the Securities in varying ways, and different factors may cause the value of the constituent commodities, and the volatilities of their prices, to move in inconsistent directions and at inconsistent rates. If the final level is less than the trigger level, you will lose some or all of your initial investment in an amount proportionate to the underlying return.
♦	Fair value considerations.
♦	The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the level of the underlying index, the volatility of the constituent commodities, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.
♦	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “—Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.
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♦	Limited or no secondary market and secondary market price considerations.
♦	There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.
♦	The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
♦	Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the constituent commodities; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.
♦	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “—Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.
♦	Owning the Securities is not the same as owning the constituent commodities — Owning the Securities is not the same as owning the constituent commodities or investing in a collective investment vehicle that invests in the forgoing. As a holder of the Securities, you will not have any rights with respect to any of the constituent commodities. Any amounts payable on your Securities will be made in cash and you will have no right to receive any of the constituent commodities.
♦	The Securities do not offer direct exposure to commodity spot prices — The underlying index is comprised of commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar investment that is linked to commodity spot prices.
♦	No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. There can be no assurance that the level of the underlying index will be greater than the initial level or that the final level will not be less than the trigger level. The final level of the underlying index will be influenced by complex and interrelated political, economic, financial and other factors that affect the constituent commodities. You should be willing to accept the risks of investing in commodities futures contracts in general and the constituent commodities in particular, and the risk of losing some or all of your initial investment.
♦	The underlying index reflects price return of the constituent commodities, not total return — The return on the Securities is based on the performance of the underlying index, which reflects the returns that are potentially available through an unleveraged investment in the constituent commodities. It does not reflect returns that could be earned on funds committed to the trading of the constituent commodities or the physical commodities (or their spot prices). The return on the Securities will not include a total return feature or interest component that may be applicable to such a fund.
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♦	Suspensions or disruptions of market trading in the commodity futures markets may adversely affect the value of the Securities — Commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some non-U.S. exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the underlying index and, therefore, the value of the Securities.
♦	Higher future prices of the constituent commodities relative to their current prices will affect the market value of the Securities — The underlying index is comprised of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that comprise the underlying index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” Conversely, contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The underlying index offers continuous roll mechanics for each constituent commodity. The existence of contango in the commodity markets could also result in negative “roll yields,” which could adversely affect the level of the underlying index and, accordingly, adversely affect the market value of the Securities.
♦	The Securities are not regulated by the CFTC — Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator.” Because the Securities are not interests in a commodity pool, the Securities will not be regulated by the CFTC as a commodity pool, UBS will not be registered with the CFTC as a “commodity pool operator” and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.
♦	The underlying index will include futures contracts on foreign exchanges that are less regulated than U.S. markets and are subject to risks that do not always apply to the U.S. markets — The underlying index will include futures contracts on physical commodities on exchanges located outside the United States. You should be aware that investments in securities linked to the value of foreign commodity contracts involve particular risks. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include varying exchange rates, exchange controls, expropriation, burdensome or confiscatory taxation, moratoriums and political or diplomatic events. It will also likely be more costly and difficult for Bloomberg Finance L.P. (“Bloomberg”) to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the underlying index.
♦	Although the underlying index has contracts on the same commodities that comprise the Bloomberg Commodity IndexSM, its level and returns will differ from those of the Bloomberg Commodity IndexSM — The underlying index to which your Securities are linked is a three month forward version of the Bloomberg Commodity IndexSM. The underlying index is calculated on an excess return basis – as described under “The underlying index reflects excess return of the constituent commodities, not total return” – using the same methodology as the Bloomberg Commodity IndexSM except that that the constituent commodities used to calculate the underlying index are advanced, as compared to the Bloomberg Commodity IndexSM, such that the delivery months for the designated contracts included in the underlying index are those which will be included in the Bloomberg Commodity IndexSM, in three months’ time, as explained in “Bloomberg Commodity Index 3 Month ForwardSM” on page 11. Since one component of the value of a commodity contract is the period remaining until its expiration, this difference is likely to produce different values for the underlying index and the Bloomberg Commodity IndexSM at any given time and, therefore, may produce differing underlying returns. The differences between the rolling rules for the underlying index and those for the Bloomberg Commodity IndexSM means that the returns on the underlying index will differ from the return on the Bloomberg Commodity IndexSM, and may be less than the return you would have received if you invested in Securities that were linked to the Bloomberg Commodity IndexSM. There can be no assurance that the three month forward contract expirations used in the underlying index will result in better performance of the underlying index as compared to the Bloomberg Commodity IndexSM, and such performance may be materially worse.
♦	Bloomberg may be required to replace a designated contract if the existing commodities contract is terminated or replaced — A commodity contract known as a “designated contract” has been selected as the reference contract for each of the physical commodities of the underlying index. Data concerning this designated contract will be used to calculate the underlying index. If a designated contract were to be terminated or replaced in accordance with the rules described under “Bloomberg Commodity Index 3 Month ForwardSM” on page 11, a comparable commodity contract may be selected by Bloomberg, if available, to replace that designated contract. The termination or replacement of any designated contract may have an adverse impact on the level of the underlying index.
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♦	Data sourcing and calculation risks associated with the underlying index may adversely affect the market price of the Securities — Because the Securities are linked to the underlying index, which is composed of exchange-traded futures contracts only on commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility. Additionally, the annual composition of the underlying index will be recalculated in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the index commodities. Any discrepancies that require revision are not applied retroactively but will be reflected in the weighting calculations of the underlying index for the following period. Additionally, Bloomberg may not discover every discrepancy.
♦	Furthermore, the weightings for the underlying index are determined by Bloomberg under the supervision of the Index Oversight Committee as discussed in “Bloomberg Commodity Index 3 Month ForwardSM” on page 11, which has a significant degree of discretion in exercising its supervisory duties with respect to the underlying index — This discretion would permit, among other things, changes to the composition of the underlying index or changes to the manner or timing of the publication of the levels of such underlying index, at any time during the year if the Index Oversight Committee deemed the changes necessary in light of factors that include, but are not limited to (i) changes in liquidity of the constituent commodities that are included in the underlying index or (ii) changes in legal, regulatory, sourcing or licensing matters relating to publication or replication of the underlying index. In particular, without limitation, Bloomberg’s access and rights to use data in connection with calculating, publishing and licensing the index remain subject to the ongoing consent of the sources of such data (including, without limitation, exchanges), which consent can be revoked at any time. Further, the sources of such data reserve the right to revise the terms and conditions of access and use of their data upon notice to Bloomberg. The Index Oversight Committee has reserved the right to modify the composition of the underlying index on an as needed basis to minimize the impact of any loss of access to or revised terms of use with respect to such source data on the underlying index.
♦	The return on the Securities will not be adjusted by the calculation agent to compensate for changes in exchange rates that might affect the constituent commodities that are quoted in non-U.S. currencies — Although some of the futures contracts on the constituent commodities are traded in currencies other than U.S. dollars and the Securities are denominated in U.S. dollars, the payment at maturity will not be adjusted by the calculation agent to compensate for exchange rate fluctuations between the U.S. dollar and each of the other currencies in which the futures contracts comprising the underlying index are quoted. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in the payment at maturity on the Securities. However, given that the underlying index is denominated in U.S. dollars, any decline in the applicable foreign currencies relative to the U.S. dollar could negatively impact the value of the underlying index if Bloomberg makes adjustments for futures contracts comprising the underlying index which are quoted in a currency other than U.S. dollars when calculating the underlying index levels. In addition to this currency exchange rate risk inherent in the calculation of the underlying index, changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the return on the Securities. The payment at maturity we pay in respect of the Securities will be based solely upon the underlying return calculated on the final valuation date.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the constituent commodities and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index may adversely affect the performance and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business related to the underlying index or constituent commodities, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of the issuer, will determine the underlying return and the payment at maturity based on the closing level of the underlying index on the final valuation date. As UBS determines the economic terms of the Securities, including the participation rate and trigger level, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
♦	The calculation agent can postpone the determination of the initial level and the final level if a market disruption event occurs on the trade date or the final valuation date — If the calculation agent determines that a market disruption event has occurred or is continuing on the trade date or the final valuation date, the trade date or the final valuation date, as the case may be, will be postponed until the first business day on which no market disruption event occurs or is continuing. If such a postponement occurs, then the calculation agent will determine the closing level of the underlying index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the trade date or the final valuation date for the Securities be postponed by more than eight business days. As a result, the applicable settlement date or maturity date for the Securities could also be postponed. If the trade date or the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be the trade date or the final valuation date, as applicable, and the closing level of the underlying index will be determined by the calculation agent in the manner described in “Market Disruption Events” on page 15 of this pricing supplement.
♦	The Securities may be terminated early if the calculation agent determines that a change in law event has occurred — If the calculation agent determines that a change in law event, as described in the section “Early Termination following a Change in Law” on page16 below, has occurred, the Securities may be deemed to have terminated early upon the occurrence of such event. Following the occurrence of a change in law event on or before the maturity date where the calculation agent determines the Securities will terminate early, the calculation agent will, in good faith, using commercially reasonable methods, determine the early termination payment payable to you on the Securities, which will equal the economic value of the Security. No other amounts will be due to you under the Securities. In determining the early termination payment, the calculation agent may consider any relevant information, including, without limitation, relevant rates, prices, yields, volatilities, spreads, correlations or other relevant market data from internal sources or otherwise. The
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economic value of the Securities and the early termination payment following the occurrence of a change in law event could be substantially less than the principal amount (and could be zero) and therefore you could lose some or all of your initial investment. See “Early Termination following a Change in Law” beginning on page 16.

♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying index to which the Securities are linked.
♦	Under certain circumstances, the Swiss Financial Market Supervisory Authority (“FINMA”) has the power to take actions that may adversely affect the Securities — Pursuant to article 25 et seq. of the Swiss Banking Act, FINMA has broad statutory powers to take measures and actions in relation to UBS if it (i) is overindebted, (ii) has serious liquidity problems or (iii) fails to fulfill the applicable capital adequacy provisions after expiration of a deadline set by FINMA. If one of these prerequisites is met, the Swiss Banking Act grants significant discretion to FINMA to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. In a restructuring proceeding, the resolution plan may, among other things, (a) provide for the transfer of UBS’s assets or a portion thereof, together with debts and other liabilities, and contracts of UBS, to another entity, (b) provide for the conversion of UBS’s debt and/or other obligations, including its obligations under the Securities, into equity, and/or (c) potentially provide for haircuts on obligations of UBS, including its obligations under the Securities. Although no precedent exists, if one or more measures under the revised regime were imposed, such measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder.
♦	Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation in an amount equal to the underwriting discount indicated on the cover hereof per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” herein and “Supplemental U.S. Tax Considerations” in the Optimization & Performance Strategies product supplement.
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Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions:*

Term:	Approximately 10 years
Initial Level:	180.0000
Trigger Level:	126.0000 (70% of Initial Level)
Participation Rate:	180%
Range of Underlying Return:*	-100% to 40%

*	The underlying index performance range is provided for illustrative purposes only.

The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples and in the table below have been rounded for ease of analysis.

Example 1: The Underlying Return is 20%.

Because the underlying return is positive, the payment at maturity per Security will be calculated as follows:

$10+ ($10 × 20% × 180%) = $13.60 per Security (a 36.00% total return).

Example 2: The Underlying Return is -20% and the Final Level is equal to or greater than the Trigger Level.

Because the underlying return is negative but the final level is equal to or greater than the trigger level, UBS will repay the full principal amount and the payment at maturity is equal to $10.00 per Security (a zero percent total return).

Example 3: The Underlying Return is -60%, making the Final Level less than the Trigger Level.

Because the underlying return is negative and the final level is less than the trigger level, UBS will pay you less than the full principal amount of your Securities and your investment in the Securities will be fully exposed to the decline of the underlying index. In this example, the payment at maturity is calculated as follows:

$10 + ($10 × -60%) = $10 - $6 = $4 per Security (a 60% loss).

If the final level is less than the trigger level, your investment in the Securities is fully exposed to the decline of the underlying index and you will lose some or all of your principal at maturity.

Underlying Index		Payment and Return at Maturity
Final Level	Underlying Return	Payment at Maturity	Security Total Return at Maturity
252.0000	40.00%	$17.20	72.00%
243.0000	35.00%	$16.30	63.00%
234.0000	30.00%	$15.40	54.00%
225.0000	25.00%	$14.50	45.00%
216.0000	20.00%	$13.60	36.00%
207.0000	15.00%	$12.70	27.00%
198.0000	10.00%	$11.80	18.00%
189.0000	5.00%	$10.90	9.00%
180.0000	0.00%	$10.00	0.00%
162.0000	-10.00%	$10.00	0.00%
144.0000	-20.00%	$10.00	0.00%
126.0000	-30.00%	$10.00	0.00%
108.0000	-40.00%	$6.00	-40.00%
90.0000	-50.00%	$5.00	-50.00%
72.0000	-60.00%	$4.00	-60.00%
54.0000	-70.00%	$3.00	-70.00%
36.0000	-80.00%	$2.00	-80.00%
18.0000	-90.00%	$1.00	-90.00%
0.0000	-100.00%	$0.00	-100.00%
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What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” of the Optimization & Performance Strategies product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying index. If your Securities are so treated, subject to the discussion below regarding “taxable deemed exchanges”, you should generally recognize capital gain or loss upon the sale or maturity of your Securities, which should be long-term if you hold your Securities for more than one year, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. However, it is possible that a rebalancing or re-weighting of the underlying index could be treated as a taxable deemed exchange of the Security for a “new” Security, in which case a U.S. Holder would recognize gain or loss (which may be short term) equal to the difference between the fair market value of the Security and the U.S. Holder’s tax basis in the Security at the time of the rebalancing or re-weighting, and the U.S. Holder would begin a new holding period for the Security on the day following such rebalancing or re-weighting and take a new fair market value tax basis in the Security. Such gain or loss may be short-term capital gain or loss; any such loss realized upon a deemed exchange may be subject to deferral under the “wash sale” rules.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially from the treatment described above, as described further under “Supplemental U.S. Tax Considerations — Alternative Treatments” of the Optimization & Performance Strategies product supplement. The risk that the Securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal.

The Internal Revenue Service (“IRS”), for example, might assert that Section 1256 of the Internal Revenue Code of 1986, as amended (the “Code”) should apply to your Securities. If Section 1256 were to apply to your Securities, gain or loss recognized with respect to your Securities (or a portion of your Securities) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Securities. You would also be required to mark your Securities (or a portion of your Securities) to market at the end of each year (i.e., recognize income as if the Securities or the relevant portion of the Securities had been sold for fair market value). The IRS might also assert that the Securities should be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash).

In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” of the Optimization & Performance Strategies product supplement, unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the Securities or a sale of the Securities should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Securities or a sale of the Securities to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of the Notes.

However, The IRS recently issued Notices 2015-73 and 2015-74 (the “Notices”), which require participants in certain “basket option contracts” and “basket contracts” or transactions substantially similar thereto, to disclose their participation in such transactions pursuant to Treasury Regulations section 1.6011-4. It is unclear whether the Notices would apply to securities such as your Securities. Accordingly, any participant in the Securities may need to make an independent determination (which may differ from other participants’ determinations) regarding the applicability of the Notices to the Securities. Purchasers of Securities should contact their tax advisors regarding the potential applicability of the Notices to the Securities and if applicable, the associated filing requirements.

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Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain individuals (and to the extent provided in future regulations, entities) that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-U.S. Holders. Subject to FATCA (as discussed below), if you are not a United States holder, you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) a fully completed and duly executed appropriate IRS Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied, or has certain other present or former connections with the United States.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. -source interest or dividends) and “passthru payments” (i.e, certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments” made on or after July 1, 2014, certain gross proceeds on a sale or disposition occurring after December 31, 2018, and certain foreign passthru payments made after December 31, 2018 (or, if later, the date that final regulations defining the term “foreign passthru payment” are published). If, however, withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their own advisor about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation

In 2007, legislation was introduced in Congress that, if enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Furthermore, in 2013, the House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.

You are urged to consult your own tax advisors concerning the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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Bloomberg Commodity Index 3 Month ForwardSM

The following is a description of the Bloomberg Commodity Index 3 Month ForwardSM (the “Bloomberg Commodity Index 3 Month Forward”). Such information reflects the policies of, and is subject to change at any time by, Bloomberg. You, as an investor in the Securities, should make your own investigation into the Bloomberg Commodity Index 3 Month Forward.

The Bloomberg Commodity Index 3 Month Forward follows the same methodology as the Bloomberg Commodity IndexSM (the “Bloomberg Commodity Index”), except that it provides exposure to commodities by tracking longer-dated commodity futures contracts. For information on the Bloomberg Commodity Index, see the sub-section entitled “—Bloomberg Commodity IndexSM” below.

The Bloomberg Commodity Index and the Bloomberg Commodity Index 3 Month Forward are each composed of commodity futures contracts specifying a certain date for the delivery of the underlying physical commodity that are replaced by similar contracts with later expirations as they approach expiration, making each index a rolling index. The rolling of the futures positions takes place pursuant to a pre-determined contract schedule. The Bloomberg Commodity Index 3 Month Forward is different from the Bloomberg Commodity Index in that it tracks the futures contracts that the Bloomberg Commodity Index would track in three months’ time. For example, if in January, the Bloomberg Commodity Index will track a futures contract expiring in February but in April will track the June contract, the Bloomberg Commodity Index 3 Month Forward will track that June contract in January.

The Bloomberg Commodity Index 3 Month Forward is calculated, maintained and published by Bloomberg. The Bloomberg Commodity Index 3 Month Forward is published by Bloomberg under the ticker symbol “BCOMF3" <Index>.

Bloomberg Commodity IndexSM

The following is a description of the Bloomberg Commodity Index, including, without limitation, its make-up, method of calculation and changes in its components. The information in this description has been taken from (i) publicly available sources and (ii) a summary of the “Bloomberg Commodity IndexSM Methodology” (a document that is considered proprietary to Bloomberg, and is available at http://www.bloombergindexes.com/content/uploads/sites/3/2015/07/BCOM-Methodology-July-2015.pdf). Such information reflects the policies of, and is subject to change at any time by Bloomberg. UBS AG, as issuer of the Securities, has not independently verified information from publicly available sources described above in clause (i). You, as an investor in the Securities, should make your own investigation into the underlying index and the Bloomberg Commodity Index.

Bloomberg and the Index Oversight Committee and Advisory Council and/or members of the Index Oversight Committee and Advisory Council have no obligation to consider your interests as a holder of the Securities. Bloomberg has no obligation to continue to publish the Bloomberg Commodity Index, and may discontinue publication of the Bloomberg Commodity Index at any time in their sole discretion.

Overview

The Bloomberg Commodity Index is a proprietary index that Dow Jones and AIG developed and that Bloomberg calculates. Prior to July 1, 2014, the Bloomberg Commodity Index was referred to as the Dow Jones-UBS Commodity Index. Material changes or amendments to this methodology are subject to approval by the Bloomberg Index Oversight Committee, except during periods of extraordinary circumstances such as during a market emergency. Questions and issues relating to the application and interpretation of terms contained in this summary generally and calculations during periods of extraordinary circumstances in particular will be resolved or determined by Bloomberg.

Four Main Principles Guiding the Creation of the Bloomberg Commodity Index

The Bloomberg Commodity Index was created using the four main principles of (i) Economic significance, (ii) Diversification, (iii) Continuity and (iv) Liquidity as described further in the index supplement.

These principles represent goals of the Bloomberg Commodity Index and its creators, and there can be no assurance that these goals will be reached by either Bloomberg Finance L.P. or UBS Securities LLC.

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Commodities Available for Inclusion in the Bloomberg Commodity Index

The commodities that have been selected for possible inclusion in the Bloomberg Commodity Index are believed by Bloomberg Finance L.P. to be sufficiently significant to the world economy to merit consideration for inclusion in the Bloomberg Commodity Index, and each such commodity is the subject of a qualifying related futures contract (a “Designated Contract”).

The twenty-four potential commodities that may be included in the Bloomberg Commodity Index in a given year currently are aluminum, cocoa, coffee, copper, corn, cotton, crude oil (WTI and Brent), gold, ULS diesel (HO), lead, lean hogs, live cattle, natural gas, nickel, platinum, silver, soybean meal, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat (Soft and Hard Red Winter) and zinc.

Commodity Groups

For purposes of applying the diversification rules discussed below, the commodities available for inclusion in the Bloomberg Commodity Index are assigned to Commodity Groups. The Commodity Groups currently include Energy, Precious Metals, Industrial Metals, Livestock, Grains and Softs.

Determination of Relative Weightings

The relative weightings of the component commodities included in the Bloomberg Commodity Index are determined annually according to both liquidity and dollar-adjusted production data in 2⁄3 and 1⁄3 shares, respectively. For each commodity designated for potential inclusion in the Bloomberg Commodity Index, liquidity is measured by the Commodity Liquidity Percentage (“CLP”) and production by the Commodity Production Percentage (“CPP”). The CLP for each commodity is determined by taking a five-year average of the product of trading volume and the historic dollar value of the Designated Contract for that commodity, and dividing the result by the sum of such products for all commodities which were designated for potential inclusion in the applicable index. The CPP is determined for each commodity by taking a five-year average of annual world production figures, adjusted by the historic dollar value of the Designated Contract, and dividing the result by the sum of such production figures for all the commodities which were designated for potential inclusion in the applicable index. The CLP and the CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (“CIP”) for each commodity. This CIP is then adjusted in accordance with certain diversification rules in order to determine the commodities which will be included in each index (the “Index Commodities”) and their respective percentage weights.

A “Bloomberg Business Day” means a day on which the sum of the CIPs for the Index Commodities that are open for trading is greater than 50%.

Calculations

The Bloomberg Commodity Index is calculated by Bloomberg Finance L.P., by applying the impact of the changes to the futures prices of commodities included in the Bloomberg Commodity Index (based on their relative weightings). The level of the Bloomberg Commodity Index is disseminated approximately every fifteen seconds (assuming the Bloomberg Commodity Index level has changed within such fifteen-second interval) from 8:00 a.m. to 3:00 p.m. (New York time), and a daily Bloomberg Commodity Index level is published at approximately 4:00 p.m. (New York time) on each Bloomberg Business Day by Bloomberg under the ticker symbol “BCOM” <Index>.

The Bloomberg Commodity Index is a Rolling Index

The Bloomberg Commodity Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for the delivery of the underlying physical commodity. In order to avoid delivering the underlying physical commodities and to maintain exposure to the underlying physical commodities, periodically futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. The rollover for each contract occurs over a period of five Bloomberg Business Days each month according to a pre-determined schedule. This process is known as “rolling” a futures position. The Bloomberg Commodity Index is a “rolling index”.

Disclaimer

The Bloomberg Commodity IndexesSM are a product of Bloomberg Finance L.P. and have been licensed for use. “Bloomberg®”, “Bloomberg Commodity IndexSM” and “Bloomberg Commodity Index 3 Month ForwardSM” are service marks of Bloomberg Finance L.P. and its affiliates (collectively, “Bloomberg”) and have been licensed for use for certain purposes by UBS. “UBS” is a registered trademark of UBS AG (“UBS AG”).

The Securities are not sponsored, endorsed, sold or promoted by Bloomberg. None of Bloomberg, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the Securities or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities particularly. The only relationship of Bloomberg to UBS is the licensing of certain trademarks, trade names and service marks and of the Bloomberg Commodity IndexSM and Bloomberg Commodity Index 3 Month ForwardSM, which are determined, composed and calculated by Bloomberg on behalf of UBS without regard to the Securities. Bloomberg and UBS have no obligation to take the needs of the owners of the Securities into consideration in determining, composing or calculating the Bloomberg Commodity IndexSM. Bloomberg is not responsible for, nor has it

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participated in the determination of, the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. Bloomberg shall not have any obligation or liability, including, without limitation, to Securities Holders of the Securities, in connection with the administration, marketing or trading of the Securities. UBS AG, UBS Securities LLC and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity IndexSM, and Bloomberg Commodity Index 3 Month ForwardSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Bloomberg Commodity IndexSM, Bloomberg Commodity Index 3 Month ForwardSM and the Securities. The Prospectus Supplement relates only to the Securities and does not relate to the exchange traded physical commodities underlying any of the Bloomberg Commodity IndexSM or Bloomberg Commodity Index 3 Month ForwardSM components.

This pricing supplement relates only to the Securities and does not relate to the exchange-traded physical commodities underlying any of the Bloomberg Commodity Index components. Purchasers of the Securities should not conclude that the inclusion of a futures contract in the Bloomberg Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates. The information in this pricing supplement regarding the Bloomberg Commodity IndexSM components has been derived solely from publicly available documents. None of Bloomberg, UBS AG, UBS Securities LLC or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity IndexSM components in connection with the Securities.

Bloomberg does not make any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NEITHER BLOOMBERG, OR UBS SECURITIES LLC OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES OTHER THAN UBS AG GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BLOOMBERG COMMODITY INDEXSM, BLOOMBERG COMMODITY INDEX 3 MONTH FORWARDSM OR ANY DATA RELATED THERETO AND NEITHER BLOOMBERG, UBS SECURITIES LLC OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES OTHER THAN UBS AG SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF BLOOMBERG, UBS AG, UBS SECURITIES LLC OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG COMMODITY INDEXSM, BLOOMBERG COMMODITY INDEX 3 MONTH FORWARDSM OR ANY DATA RELATED THERETO. NONE OF BLOOMBERG, OR UBS SECURITIES LLC OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES OTHER THAN UBS AG MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BLOOMBERG COMMODITY INDEXSM, BLOOMBERG COMMODITY INDEX 3 MONTH FORWARDSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS (INCLUDING UBS), AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES—WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH THE BLOOMBERG COMMODITY INDEXSM OR THE BLOOMBERG COMMODITY INDEX 3 MONTH FORWARDSM OR ANY DATA OR VALUES RELATING THERETO—WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG AND UBS SECURITIES LLC, OTHER THAN UBS AG.

Historical Information

The following table sets forth the quarterly high and low closing level for the Bloomberg Commodity Index 3 Month ForwardSM, based on the daily closing level as reported by the Bloomberg Professional® service ("Bloomberg Professional"), without independent verification. UBS has not conducted any independent review or due diligence of publicly available information obtained from Bloomberg Professional. The closing level of the Bloomberg Commodity Index 3 Month ForwardSM on January 27, 2016 was 174.4700. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
1/3/2011	3/31/2011	358.7854	327.6939	358.7854
4/1/2011	6/30/2011	374.2750	331.7797	338.3606
7/1/2011	9/30/2011	354.2872	301.4076	301.4076
10/3/2011	12/30/2011	323.6555	294.5023	304.0431
1/3/2012	3/30/2012	324.0828	303.8454	307.8480
4/2/2012	6/29/2012	312.2263	275.5121	291.0120
7/2/2012	9/28/2012	324.9153	291.4465	317.7325
10/1/2012	12/31/2012	319.0132	299.2385	299.8926
1/2/2013	3/28/2013	307.9454	291.9828	297.1663
4/1/2013	6/28/2013	296.6389	268.9284	268.9284
7/1/2013	9/30/2013	286.4848	269.0864	276.9847
10/1/2013	12/31/2013	280.7567	267.6326	274.2568
1/2/2014	3/31/2014	294.7895	266.9211	289.8347
4/1/2014	6/30/2014	298.7555	288.0007	292.4106
7/1/2014	9/30/2014	292.2190	260.3029	260.3029

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Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
10/1/2014	12/31/2014	263.0278	233.4797	233.4797
1/2/2015	3/31/2015	234.2812	218.0280	220.8278
4/1/2015	6/30/2015	235.1184	222.0076	228.9655
7/1/2015	9/30/2015	226.9656	190.5230	196.5639
10/1/2015	12/31/2015	204.1297	176.2809	179.4000
1/4/2016*	1/27/2016*	177.9185	167.3288	174.4700

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2016 includes data for January 27, 2016. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2016.

The graph below illustrates the performance of the underlying index from January 2, 2004 through January 27, 2016, based on information from Bloomberg Professional. The dotted line represents the trigger level of 122.1290, which is equal to 70% of the closing level of the underlying index on January 27, 2016. Past performance of the underlying index is not indicative of the future performance of the underlying index.

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Market Disruption Events

The calculation agent will determine the initial level based upon the closing level of the underlying index on the trade date and the final level based upon the closing level of the underlying index on the final valuation date. The date of determination of the initial level or the final level (in each case, the “determination date”) may be postponed, and thus the determination of the initial level or the final level (as the case may be) may be delayed, if the calculation agent determines that, on the relevant determination date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will determine the closing level of the underlying index on the first trading day on which no market disruption event occurs or is continuing in accordance with the formula for and method of calculating the level of the underlying index last in effect prior to such market disruption event, such determination to be made by reference to:

           (i)    with respect to each constituent commodity that was not affected by a market disruption event on the originally scheduled determination date (an “unaffected constituent commodity”), the official settlement price or fixing level, as applicable, of such unaffected constituent commodity as of the originally scheduled determination date; and

          (ii)    with respect to each constituent commodity that was affected by a market disruption event on the originally scheduled determination date (an “affected constituent commodity”), the official settlement price or fixing level, as applicable, of such affected constituent commodity as of the first trading day on which no market disruption event occurs or is continuing with respect to such affected constituent commodity.

Notwithstanding the occurrence of one or more of the events below, which may, as determined by the calculation agent, constitute a market disruption event, the calculation agent may waive its right to postpone a determination date, if it determines that one or more of the events described below has not and is not likely to materially impair its ability to determine the closing level of the underlying index. In no event, however, will a determination date be postponed by more than eight trading days. If a determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be a determination date and the closing level of the underlying index will be determined by the calculation agent in accordance with the formula for and method of calculating the level of the underlying index last in effect prior to the originally scheduled determination date, such determination to be made by reference to:

                         (i)    with respect to each unaffected constituent commodity, the official settlement price or fixing level, as applicable, of such unaffected constituent commodity as of the originally scheduled determination date,

                        (ii)    with respect to each affected constituent commodity for which an official settlement price or fixing level, as applicable, has been determined by the calculation agent, the applicable official settlement price or fixing level, as applicable, for such affected constituent commodity determined in the manner described above and

                       (iii)    with respect to each affected constituent commodity for which an official settlement price or fixing level, as applicable, could not be determined as described above, the calculation agent’s estimate of the official settlement price or fixing level, as applicable, of such affected constituent commodity that would have prevailed in the absence of the market disruption event.

Upon the delay of a determination date as set forth above, the calculation agent may delay any of the trade date, the settlement date, the final valuation date and the maturity date as it deems appropriate.

Any of the following will be a market disruption event with respect to the underlying index, as determined by the calculation agent:

♦	a termination or suspension of, or material limitation or disruption in trading of any constituent commodities;
♦	a change in the settlement price of any constituent commodities by an amount equal to the maximum permitted price change from the previous day’s settlement price;
♦	the settlement price is not published for any individual constituent commodity;
♦	the occurrence of a material change in the formula for or the method of calculating the relevant settlement price of any constituent commodity;
♦	the level of the underlying index is not published;
♦	in any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described under “Use of Proceeds and Hedging” in the Optimization & Performance Strategies product supplement or (2) effect trading in the constituent commodities and instruments linked to the underlying index generally; or
♦	the closure on any business day of any relevant exchange in respect of an constituent commodity, prior to its settled closing time.
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Early Termination following a Change in Law

If the calculation agent determines that a Change in Law Event (as defined below) has occurred, your Securities may be deemed to have terminated early upon the occurrence of such event. The date of such early termination shall be the “Early Termination Valuation Date” for the Securities. The following events shall be considered “Change in Law Events”:

(A)   The calculation agent determines that, on or after the trade date, due to the adoption of, or any change in, any applicable law, rule, regulation, order or custom (including without limitation any tax law); or

(B)   due to the promulgation of, or any change in, the interpretation, application, exercise or operation by any court, tribunal, regulatory authority, exchange or trading facility or any other relevant entity with competent jurisdiction of any applicable law, rule, regulation, procedure, order, decision or determination (including, without limitation, as implemented by the U.S. Commodity Futures Trading Commission or any exchange or trading facility), the calculation agent determines that it is illegal or contrary (or upon adoption, it will be illegal or contrary) to such law, rule, regulation, order, decision or determination for us to:

                         (i)    issue, maintain or otherwise have outstanding the Securities; or

                        (ii)    purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ positions or contracts in securities, options, futures, derivatives, foreign exchanges or other instruments or arrangements (howsoever described), in each case, in order to hedge our obligations under the Securities (in a manner acceptable to us in the aggregate on a portfolio basis or incrementally on a trade by trade basis) (“hedge positions”). Hedge positions include, without limitation, hedge positions (in whole or in part) that are (or, but for the consequent disposal thereof, would be) in excess of any allowable position limit(s) in relation to any commodity or futures contract traded on any exchange(s) or other trading facility.

Following the occurrence of any Change in Law Event on or before the maturity date where the calculation agent determines the Securities will terminate early, the calculation agent shall, in good faith using commercially reasonable methods, determine the ”Early Termination Payment” on the Early Termination Valuation Date as an amount equal to the economic value of the Security. No other amount will be due to you under the Securities following the payment of the Early Termination Payment. In determining the Early Termination Payment, the calculation agent may consider any relevant information, including, without limitation, information consisting of relevant market data in the relevant market(s) including, without limitation, relevant rates, prices, yields, volatilities (including volatilities observed in the inter-dealer volatility market for the underlying index or the index that most closely resembles the underlying index for which relevant volatility data is available), spreads, correlations or other relevant market data from internal sources (including any affiliates of the calculation agent) or otherwise. Upon request, the calculation agent shall provide a summary of the calculation methodology and any inputs used to determine the economic value of the Security. The economic value of the Securities and the Early Termination Payment following the occurrence of a Change in Law Event could be substantially less than the principal amount (and could be zero) and therefore you could lose some or all of your initial investment.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities. UBS Securities LLC has agreed to resell all of the Securities to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover of this pricing supplement.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 12 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” in this pricing supplement.

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Validity of the Securities

In the opinion of Cadwalader, Wickersham & Taft LLP, as special counsel to the issuer, when the Securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated June 15, 2015 filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K on June 15, 2015.

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